EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)

UBIQUITEL TURNS NET INCOME POSITIVE

Adjusted EBITDA increases 109% over prior year to $23.3 million in third quarter 2004

CONSHOHOCKEN, Pa. – October 27, 2004 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON), today reported financial and operating results for the quarter ended September 30, 2004.

Highlights for the 3rd Quarter 2004:

•                  The company generated $1.6 million of net income, or $0.02 per share, which is its first quarter of net income excluding gains on early retirement of debt.

•                  Adjusted EBITDA was $23.3 million, a 109% increase over the third quarter 2003 and a 34% sequential increase.

•                  Revenues grew 34% over the same period a year ago to $97.7 million.

•                  Net subscriber additions for the quarter were approximately 17,500, a 32% increase over the same period a year ago. 93% of net subscriber additions were in prime credit classes, compared to 81% in the second quarter 2004 and 90% in the third quarter 2003. The company ended the quarter with total subscribers, excluding resellers, of approximately 383,400.

•                  UbiquiTel generated $9.8 million of free cash flow during the third quarter 2004 compared to $1.6 million in the third quarter 2003 and $3.7 million in the second quarter 2004.  As of September 30, 2004, cash, cash equivalents and restricted cash were $68.1 million.

Total revenues were $97.7 million for the third quarter 2004, comprised of $65.3 million of subscriber revenues, $29.1 million of wholesale revenues and $3.3 million of equipment revenues.  Subscriber revenues increased 27% from the third quarter 2003. ARPU was $58 in the third quarter 2004, consistent with $58 in the third quarter 2003.  Wholesale revenues increased 64% from the third quarter 2003 and 24% sequentially driven by a strong increase in reseller minutes.  Operating income was $12.1 million compared to a break-even point in the third quarter 2003.  Operating and net income includes an approximate $1.0 million benefit from a property tax appeal settlement.

“Our operating momentum continued with another quarter of strong top and bottom line growth highlighted by the addition of Qwest to our high margin reseller channel,” said Donald A. Harris, chairman and CEO of UbiquiTel Inc.  “Our Adjusted EBITDA margins, as a percentage of service revenues, continue to expand, reaching 25% in the third quarter of 2004, and leading us to another milestone of positive net income in less than four years of full operations.”

On October 26, 2004, the company’s wholly-owned subsidiary, UbiquiTel Operating Company, completed its tender offer and consent solicitation in which approximately $98.0 million (97.6%) aggregate principal amount of its outstanding 14% Senior Subordinated Discount Notes due 2010 and approximately $31.4 million (99.8%) aggregate principal amount of its outstanding 14% Senior Discount Notes due 2010 were validly tendered. The total consideration paid was $136.7 million, which was funded by an add-on offering of $150.0 million aggregate principal

-more-

amount of UbiquiTel Operating Company’s 9.875% Senior Notes due 2011 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The offering was priced at 103.5%, generating cash proceeds, net of transaction fees, of approximately $151.9 million.

“We are pleased by investor interest in our business and our ability to access the capital markets to lower our overall cost of debt by over 1%. These financing transactions eliminated almost all of our high-coupon debt, saving UbiquiTel approximately $4 million in annual cash interest expense beginning in 2006,” said Harris.

SUMMARY OF QUARTERLY OPERATING AND FINANCIAL METRICS*:

	Q3 2004		Q2 2004		Q3 2003

Net additions	17,500		16,900		13,200
Net additions mix
Prime	93%		81%		90%
Sub-prime	7%		19%		10%
Churn	2.9%		2.7%		3.4%
Ending subscribers	383,400		365,900		305,000
Penetration-Covered POPs	4.9%		4.6%		3.9%
Ending subscribers mix
Prime	75%		74%		73%
Sub-prime	25%		26%		27%
Reseller subscribers	78,200		46,900		8,300
ARPU	$58		$58		$58
CPGA	$488		$471		$466
CCPU	$42		$43		$42	**
Adjusted EBITDA	$23.3	million	$17.4	million	$11.1	million**
Capital expenditures	$2.1	million	$10.5	million	$5.6	million
Free cash flow	$9.8	million	$3.7	million	$1.6	million
Covered POPs	7.9	million	7.9	million	7.8	million
Minutes of use per subscriber	910		909		787
System minutes	1,235	million	1,121	million	804	million
Reseller minutes	65	million	26	million	3	million
Roaming minutes-Inbound	321	million	277	million	223	million
Roaming minutes-Outbound	176	million	160	million	123	million
Roaming inbound to outbound ratio	1.8 to 1		1.7 to 1		1.8 to 1

*    All metrics are reported exclusive of reseller activities except where noted.

**  Third quarter 2003 CCPU and Adjusted EBITDA includes approximately $4 credit per subscriber due to the adjustment of $3.2 million relating to the resolution of disputed charges with Sprint.

Conference Call to be held October 28th at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call on Thursday, October 28, at 10:30 a.m., Eastern Time, to discuss its results for the quarter ended September 30, 2004 and 2004 guidance.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, October 28, at 888-286-8010 or 617-801-6888, passcode: 90839837.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries.  With more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone.  Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The determination of the non-GAAP financial measures and the non-financial metrics used in this release are included in an attachment to this release.  The non-financial metrics and non-GAAP financial measures used in this release include the following:

Churn is the monthly rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the month, net of 30 day returns, by the beginning customer base for the period.

ARPU is average revenue per user and summarizes the average monthly service revenue per customer, excluding wholesale revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.  The company believes ARPU is a useful measure to assist in evaluating the company’s past and forecasting its future subscriber revenue. In addition, it provides a gauge to compare the company’s subscriber revenue to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and the cost of products sold, and reducing that amount by the equipment revenue recorded. The net result of these components is then divided by the gross customers acquired during the period.  The company believes CPGA is a useful measure used to compare the company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of cost of products sold net of the equipment revenues earned is critical to the company’s understanding of how much it costs the company to acquire a new customer.

CCPU is cash cost per user and summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.  The company believes CCPU is a useful measure used to compare the company’s cash cost of operations per customer to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.  The company’s calculation of CCPU excludes depreciation, amortization and accretion expenses.

Adjusted EBITDA represents net income (loss) before income tax expense, gain on debt retirements, interest expense, interest income, depreciation, amortization and accretion and non-cash compensation expense. The company believes Adjusted EBITDA is an important operating measure for comparability to other wireless companies and it is not intended to represent the results of the company’s operations in accordance with GAAP. Adjusted EBITDA should not be considered as a substitute for net income, income from operations, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Additionally, the company’s Adjusted EBITDA computation may not be comparable to other similarly titled measures of other companies.

Free cash flow summarizes the cash flow from operating activities and capital expenditures and is computed by adding net cash provided by operating activities and capital expenditures. The company believes free cash flow is an important measure of liquidity to meet the company’s debt service requirements.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the potential impact of wireless local number portability; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,038	$57,225
Restricted cash	1,137	3,562
Accounts receivable, net of allowance for doubtful accounts of $3,226 at September 30, 2004 and $2,722 at December 31, 2003	22,591	19,614
Inventory	3,141	3,408
Prepaid expenses and other assets	19,990	15,848
Income tax receivable	76	217
Total current assets	113,973	99,874
PROPERTY AND EQUIPMENT, NET	242,458	259,556
CONSTRUCTION IN PROGRESS	5,654	5,045
DEFERRED FINANCING COSTS, NET	8,339	8,918
GOODWILL	38,138	38,138
INTANGIBLE ASSETS, NET	65,641	68,869
OTHER LONG-TERM ASSETS	2,662	3,004
Total assets	$476,865	$483,404
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$47,789	$49,379
Accrued interest	2,222	1,563
Current portion of long-term debt and capital lease obligations	218	8,209
Total current liabilities	50,229	59,151
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	412,517	396,664
Other long-term liabilities	9,429	9,369
Total long-term liabilities	421,946	406,033
Total liabilities	472,175	465,184
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2004 and December 31, 2003	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 92,850 and 92,579 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	46	46
Additional paid-in-capital	300,264	299,955
Accumulated deficit	(295,620)	(281,781)
Total stockholders’ equity	4,690	18,220
Total liabilities and stockholders’ equity	$476,865	$483,404

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Service revenues	$94,428	$69,289	$257,355	$188,961
Equipment revenues	3,320	3,504	10,384	8,361
Total revenues	97,748	72,793	267,739	197,322

COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	37,886	29,984	109,020	90,942
Cost of products sold	10,340	10,721	28,473	29,526
Selling and marketing	17,132	13,095	49,961	37,255
General and administrative expenses excluding non-cash compensation charges	9,120	7,876	27,981	23,098
Non-cash compensation expense	(226)	47	—	157
Depreciation, amortization and accretion	11,369	11,032	38,004	34,690
Total costs and expenses	85,621	72,755	253,439	215,668
OPERATING INCOME (LOSS)	12,127	38	14,300	(18,346)
INTEREST INCOME	207	146	482	483
INTEREST EXPENSE	(10,453)	(6,989)	(29,253)	(24,147)
GAIN ON DEBT RETIREMENTS	—	—	1,109	42,872
INCOME (LOSS) BEFORE INCOME TAXES	1,881	(6,805)	(13,362)	862
INCOME TAX EXPENSE	(325)	(200)	(477)	(569)
NET INCOME (LOSS)	$1,556	$(7,005)	$(13,839)	$293

NET INCOME (LOSS) PER SHARE:
BASIC	$0.02	$(0.08)	$(0.15)	$0.00
DILUTED	$0.02	$(0.08)	$(0.15)	$0.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	92,812	90,687	92,703	84,952
DILUTED	96,825	90,687	92,703	93,488

UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$(13,839)	$293
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs	1073	1,386
Amortization of debt discount	811	995
Amortization of intangible assets	3,228	5,982
Depreciation and accretion	34,776	28,709
Interest accrued on discount notes	9,253	12,040
Non-cash compensation from stock options granted to employees	—	157
Deferred income taxes	231	—
Loss on sale of equipment	119	31
Gain on debt retirements	(1,109)	(42,872)
Interest earned on restricted cash balance	(12)	(16)
Change in assets and liabilities, net	744	10,984
Net cash provided by operating activities	35,275	17,689

INVESTING ACTIVITIES:
Capital expenditures	(18,522)	(12,741)
Net cash used in investing activities	(18,522)	(12,741)

FINANCING ACTIVITIES:
Repayments under senior secured credit facility	(230,000)	(15,000)
Proceeds from issuance of 9.875% senior notes	265,302	—
Proceeds from issuance of 14% Series B senior discount notes	—	10,914
Cash payments for amount of 14% senior subordinated discount notes exchanged	—	(10,701)
Repayment of 14% Series B senior discount notes	(12,478)	—
Purchase of 14% senior discount notes	(15,872)	—
Financing costs	(8,296)	(4,573)
Change in book cash overdraft	(5,671)	—
Proceeds from issuance of common stock	176	32
Proceeds from exercise of stock options and warrants	133	147
Repayment of capital lease obligations and other long-term liabilities	(234)	(548)
Net cash used in financing activities	(6,940)	(19,729)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,813	(14,781)
CASH AND CASH EQUIVALENTS, beginning of period	57,225	73,481
CASH AND CASH EQUIVALENTS, end of period	$67,038	$58,700

UbiquiTel Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA and Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Adjusted EBITDA:
Net income (loss)	$1,556,000	$(7,005,000)	$(13,839,00)	$293,000
Income tax expense	325,000	200,000	477,000	569,000
Gain on debt retirements	—	—	(1,109,000)	(42,872,000)
Interest expense	10,453,000	6,989,000	29,253,000	24,147,000
Interest income	(207,000)	(146,000)	(482,000)	(483,000)
Depreciation, amortization and accretion	11,369,000	11,032,000	38,004,000	34,690,000
Non-cash compensation expense	(226,000)	47,000	—	157,000
Adjusted EBITDA	$23,270,000	$11,117,000	$52,304,000	$16,501,000

AVERAGE REVENUE PER USER (ARPU):
Service revenue	$94,428,000	$69,289,000	$257,355,00	$188,961,00
Less: Wholesale revenue	(29,094,000)	(17,735,000)	(73,475,000)	(44,814,000)
Subscriber revenue	$65,334,000	$51,554,000	$183,880,00	$144,147,00

Average subscribers	374,895	298,170	357,030	281,912

ARPU	$58	$58	$57	$57

CASH COST PER USER (CCPU):
Cost of service and operations	$37,886,000	$29,984,000	$109,020,00	$90,942,000
Add: General and administrative expenses	9,120,000	7,876,000	27,981,000	23,098,000
Total cash costs	$47,006,000	$37,860,000	$137,001,00	$114,040,00

Average subscribers	374,895	298,170	357,030	281,912

CCPU	$42	$42	$43	$45

COST PER GROSS ADD (CPGA):
Selling and marketing	$17,132,000	$13,095,000	$49,961,000	$37,255,000
Add: Cost of products sold	10,340,000	10,721,000	28,473,000	29,526,000
Less: Equipment revenue	(3,320,000)	(3,504,000)	(10,384,000)	(8,361,000)
Total cost of gross additions	$24,152,000	$20,312,000	$68,050,000	$58,420,000

Gross additions	49,500	43,600	147,800	129,900

CPGA	$488	$466	$460	$450

FREE CASH FLOW:
Net cash provided by operating activities	$11,950,000	$7,229,000	$35,275,000	$17,689,000
Capital expenditures	(2,117,000)	(5,631,000)	(18,522,000)	(12,741,000)
Free cash flow	$9,833,000	$1,598,000	$16,753,000	$4,948,000

###